Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors
Provident Bankshares Corporation

We consent to the incorporation by reference in the registration statement on Form S-4 of Southern Financial Bancorp, Inc. of our report dated January 15, 2003, on the consolidated statement of condition of Provident Bankshares Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year then ended.

KPMG LLP

/s/ KPMG LLP

Baltimore, Maryland
January 6, 2004